Exhibit (h)(viii)

Dated as of: November 8, 2022

FIRST AMENDED SCHEDULE A

to the

AMENDED EXPENSE LIMITATION AGREEMENT

OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]
Polar Capital Emerging Market Stars Fund	N/A	1.00%
Polar Capital Emerging Market Ex-China Stars Fund	N/A	1.00%

DATUM ONE SERIES TRUST		POLAR CAPITAL LLP

By:	/s/ Barbara J. Nelligan	By:	/s/ Nicholas Farren
Name:	Barbara J. Nelligan	Name:	Nicholas Farren
Title:	President	Title:	Chief Operating Officer

[1]	Expressed as a percentage of a Fund’s average daily net assets.